                                                                     EXHIBIT 4.1

THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE SECURITIES ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS SUCH TRANSFER IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE SECURITIES ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS SUCH TRANSFER IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE OR ANY SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE COMPANY AND PAYEE HEREUNDER ARE SUBJECT TO THE SUBORDINATION PROVISIONS SET FORTH IN SECTION 2 HEREOF. IN THE EVENT OF A CONFLICT BETWEEN ANY TERMS OF THIS NOTE AND THE TERMS OF SUCH SECTION 2, THE TERMS OF SECTION 2 SHALL GOVERN.

                       PREFERRED EMPLOYERS HOLDINGS, INC.

No. _________                                               $______________


                          Convertible Subordinated Note

         Preferred Employers Holdings, Inc., a Delaware corporation (the "Company"), for value received, hereby promises to pay to the order of ___________________ (the "Payee") on May 12, 2003 (the "Maturity Date") at
the offices of the Company, the principal sum of ______________________________________ Dollars ($______________) or such lesser principal amount as shall at such time be outstanding hereunder (the "Principal Amount"). Each payment by the Company pursuant to this Note shall be made without set-off or counterclaim and shall be made in lawful currency of the United States of America and in immediately available funds. Interest on this Note shall accrue on the Principal Amount outstanding from time to time at a rate per annum computed in accordance with Section 3 hereof, provided, that after the Maturity Date, the rate of interest applicable to the unpaid Principal Amount shall be 4% in excess of that otherwise applicable pursuant to Section 3 of this Note, but in no event in excess of the Maximum Rate provided in Section 3C of this Note.

         Accrued and unpaid interest shall commence on the date hereof and be payable (i) quarterly on July 31, October 31, January 31 and April 30, (ii) upon maturity (whether at the Maturity Date, by acceleration or otherwise) and (iii) after maturity until paid in full (after as well as before judgment), on demand. Each of the dates referred to in clauses (i), (ii) and
(iii) is sometimes hereinafter referred to as an "Interest Payment Date." All computations of interest hereunder shall be made based on the actual number of days elapsed in a year of 360 days (including the first day but excluding the last day during which any such Principal Amount is outstanding). The Principal Amount of this Note together with interest accrued and unpaid thereon shall be payable on the Maturity Date unless this Note is converted or prepaid in accordance with Section 6 hereof.

         The amount of all repayments of principal, interest rates applicable thereto and interest accrued thereon shall be recorded on the records of the Company and, prior to any transfer of, or any action to collect on, this Note shall be endorsed on this Note. Any such recordation or endorsement shall constitute prima facie evidence of the accuracy of the information so recorded or endorsed, but the failure to record any such amount or rate shall not limit or otherwise affect the obligations of the Company hereunder to make payments of principal or interest when due. All payments by the Company hereunder shall be applied first to pay any interest which is due, but unpaid, then to reduce the Principal Amount.

         The Company (i) waives presentment, demand, protest or notice of any kind in connection with this Note and (ii) agrees to pay to the holder hereof, on demand, all costs and expenses (including reasonable legal fees and expenses) incurred in connection with the enforcement and collection or this Note.

         This Note is issued in connection with a private placement of Notes (the "Private Placement"), as more fully set forth in the Confidential Term Sheet dated April 13, 1998 (the "Term Sheet"), and pursuant to a Subscription Agreement, between the Company and the Payee (the "Subscription Agreement"), a copy of which agreement is available for inspection at the Company's principal office. Notwithstanding any provision to the contrary contained herein, this Note is subject and entitled to those terms, conditions, covenants and agreements contained in the Subscription Agreement which are expressly applicable to the Notes. Any transferee of this Note, by its acceptance hereof, assumes the obligations of the Payee in the Subscription Agreement with respect to the conditions and procedures for transfer of this Note. Reference to the Subscription Agreement shall in no way impair the absolute and unconditional obligation of the Company to pay both principal hereof and interest hereon as provided herein.

         1. Prepayment. The Principal Amount of this Note may not be prepaid in whole or in part, except as provided in Section 6B hereof.

         2. Subordination. The Company, for itself, its successors and assigns, covenants and agrees, and the Payee and each successive holder of this Note, by its acceptance of this Note, likewise covenants and agrees (expressly for the benefit of the present and future holders of the Senior Debt (as hereinafter defined)), that the payment of principal of, and interest on, this Note is hereby expressly subordinated in right of payment to the prior payment in full of the principal of, premium (if any) and interest on, all Senior Debt of the Company (other than the Notes), whether outstanding on the date hereof or hereafter incurred or created. "Senior Debt" means, collectively, (i) all Indebtedness for Borrowed Money (and all renewals, extensions, refundings, amendments and modifications of any such Indebtedness for Borrowed Money); (ii) all other indebtness incurred prior to or after the issuance of the Notes which by its terms is senior to the Notes, except, until either a registration statement covering the shares of Common Stock issuable upon conversion of the Notes has been declared effective by the Securities and Exchange Commission or at least two years has elapsed since the issuance date of the Note (whichever is earlier), High Yield Convertible Debt; and (iii) all payment obligations of the Company pursuant to any capitalized lease with an entity that is not an affiliate of the Company, unless by the terms of the instrument creating or evidencing any such indebtedness it is expressly provided that such indebtedness is not superior in right of payment to the Notes.

         "Indebtedness for Borrowed Money" means (i) all payment obligations of the Company to a bank, insurance company, finance company or other institutional lender or other entity regularly engaged in the business of extending credit in the form of borrowed money, provided such entity is not an affiliate of the Company (each of the foregoing, an "Institutional Lender") in respect of extensions of credit to the Company (or to a subsidiary of the Company to the extent such obligations are guaranteed by the Company pursuant to a written guarantee executed by the appropriate officers of the Company) and (ii) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances, in each case issued for the account of the Company (other than such as may be for the benefit of an affiliate of the Company).

         "High Yield Convertible Debt" means all obligations of the Company which pay interest at a rate not less than the prime rate plus 2% and is convertible by its terms into capital stock of the Company.

         The provisions of this Section 2 are not for the benefit of the Company, but are solely for the purpose of defining the relative rights of the holders of the Senior Debt, on the one hand, and the holders of the Notes, on the other hand. Nothing contained herein (i) shall impair, as between the Company and the holder of this Note, the obligations of the Company, which are absolute and unconditional, to pay to the holder hereof all amounts payable in respect of this Note as and when the same shall become due and payable in accordance with the terms hereof or (ii) is intended to or shall affect the relative rights of the holder of this Note and the creditors of the Company, or (iii) shall prevent the holder of this Note from exercising all rights, powers and remedies otherwise permitted by applicable law or upon a default or Event of Default under this Note as set forth in these subordination provisions.

         3.   Computation of Interest.

              A. Base Interest Rate. Subject to subsections B and C below, the outstanding Principal Amount shall bear interest at the rate of seven percent (7%) per annum.

              B. Penalty Interest. In the event the Company fails to file a registration statement covering the resale of the Conversion Shares (as defined in Section 6A hereof) on or prior to the 75th day following the final closing of the Private Placement (the "Registration Date") as provided for in the Subscription Agreement, the interest rate applicable to the outstanding Principal Amount shall be increased by one percent (1%) per annum for each month following the month in which the Registration Date falls until the required registration statement is filed up to a maximum of 13%.

              C. Maximum Rate. In the event that it is determined that, under the laws relating to usury applicable to the Company or the indebtedness evidenced by this Note ("Applicable Usury Laws"), the interest charges and fees payable by the Company in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith cause the effective interest rate applicable to the indebtedness evidenced by this Note to exceed the maximum rate allowed by law (the "Maximum Rate"), then such interest shall be recalculated for the period in question and any excess over the Maximum Rate paid with respect to such period shall be credited, without further agreement or notice, to the Principal Amount outstanding hereunder to reduce said balance by such amount with the same force and effect as though the Company had specifically designated such extra sums to be so applied to principal and the Payee had agreed to accept such extra payment(s) as a premium-free prepayment. All such deemed prepayments shall be applied to the principal balance payable at maturity. In no event shall any agreed-to or actual exaction as consideration for this Note exceed the limits imposed or provided by Applicable Usury Laws in the jurisdiction in which the Company is resident applicable to the use or detention of money or to forbearance in seeking its collection in the jurisdiction in which the Company is resident.

         4.   Covenants of Company

              A. Affirmative Covenants. The Company covenants and agrees that, so long as this Note shall be outstanding, it will perform the obligations set forth in this Section 4A:

                  (i) Taxes and Levies. The Company will file when due all federal, state and local income tax returns and will promptly pay and discharge all taxes, assessments, and governmental charges or levies imposed upon the Company or upon its income and profits, or upon any of its property, before the same shall become delinquent, except where the failure to file and/or make payment would not have a material adverse effect on the Company, and will discharge when due all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon any material properties or any material part thereof of the Company; provided, however, that the Company shall also not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company shall set aside on its books adequate reserves in accordance with generally accepted accounting principles ("GAAP") with respect to any such tax, assessment, charge, levy or claim so contested;

                  (ii) Maintenance of Existence. The Company will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to so preserve and keep in full force and effect or so comply would not have a material adverse effect on the Company;

                  (iii) Maintenance of Property. The Company will maintain, preserve, protect and keep its material property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

                  (iv) Insurance. The Company will, to the extent necessary for the operation of its business, keep adequately insured by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations;

                  (v) Books and Records. The Company will at all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP, except where the failure to do so would not have a material adverse effect on the Company. Such books and records shall be open at reasonable times and upon reasonable notice to the inspection of the Payee or its agents;

                  (vi) Notice of Certain Events. The Company will give prompt written notice (with a description in reasonable detail) to the Payee of:

                        (a) the occurrence of any Event of Default or any event which, with the giving of notice or the lapse of time, would constitute an Event of Default;

                        (b) the occurrence of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Payee in writing which has been instituted or, to the knowledge of the Company, is threatened, against the Company or to which any of its properties, assets or revenues is subject which, if adversely determined, would reasonably be expected to have a material adverse effect on the Company;

                        (c) the occurrence of any event of default or any event which, with the giving of notice or the lapse of time, would constitute an event of default under any document or instrument evidencing or governing any indebtedness of the Company in the principal amount exceeding $1,000,000 and the delivery of any notice effecting the acceleration of any such indebtedness;

                        (d) any material development which shall occur in any litigation, arbitration or governmental investigation or proceeding previously disclosed by the Company to the Payee; and

                        (e) the occurrence of any other circumstance which has a reasonable likelihood of having a material adverse effect on the Company;

                  (vii) Other Obligations. The Company will maintain all of its obligations material to its business in whatever manner incurred, including but not limited to obligations for borrowed money or for services or goods purchased, as they become due in accordance with their terms; and

                  (viii) Compliance with Laws. The Company will comply in all material respects with all applicable federal, state and local laws, rules, regulations and orders.

              B. Negative Covenants. The Company covenants and agrees that, so long as this Note shall be outstanding, it will perform the obligations set forth in this Section 4B:

                  (i) Liquidation, Dissolution. The Company will not liquidate or dissolve, consolidate with, or merge into or with, any other corporation or other entity, other than any merger or consolidation in which the Company is the surviving entity;

                  (ii) Sales of Assets. The Company will not sell, transfer, lease or otherwise dispose of, or grant options, warrants or other rights with respect to, all or a substantial part of its properties or assets to any person or entity, provided that this clause (ii) shall not restrict any disposition made to an entity which has a tangible net worth equal to or greater than the Company's at the time of transfer and such entity assumes the obligations under the Notes;

                  (iii) Liens. The Company will not create, incur, assume or suffer to exist any mortgage, pledge, hypothecation, assignment, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease) (each, a "Lien") upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

                        (a) Liens granted to secure Indebtedness for Borrowed Money or indebtedness incurred to finance the acquisition (whether by purchase or capitalized lease) of assets, but only on the assets acquired with the proceeds of such indebtedness;

                        (b) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

                        (c) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business
         (i) for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or (ii) relating to property of the Company which is not material in value or is not material to the conduct of the business of the Company;

                        (d) Liens (other than Liens arising under the Employee Retirement Income Security Act of 1974, as amended, or Section 412(n) of the Internal Revenue Code of 1986, as amended) incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

                        (e) judgment Liens which, to the extent not covered by insurance, do not exceed $250,000 or which are in existence less than 30 days after the entry thereof or with respect to which execution has been stayed; and

                        (f) investments pledged to AIG as the ceding company under the Company's reinsurance agreement.

                  (iv) Redemptions. The Company will not redeem or repurchase any outstanding equity securities of the Company unless either a registration statement covering the shares of Common Stock issuable upon conversion of the Notes has been declared effective by the Securities and Exchange Commission or at least two years has elapsed since the issuance date of the Note, except for
(A) repurchases of unvested or restricted shares of Common Stock at cost from employees, consultants or members of the Board of Directors pursuant to repurchase options of the Company currently outstanding or hereafter entered into pursuant to a stock option plan or restricted stock plan approved by the Company's Board of Directors or (B) rescission offers necessary or appropriate to address violations of applicable securities laws;

                  (v) Transactions with Affiliates. The Company will not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property, real or personal, or the rendering of any service, with any person or entity affiliated with the Company, except upon terms not less favorable than would be obtained in a comparable arms-length transaction with any other person or entity not affiliated with the Company;

                  (vi) Proration of Payments. The Company shall not make or permit any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal or interest payable hereunder in excess of the Payee's pro rata share of payments then being made in respect of all Notes; and

                  (vii) Indebtedness. The Company will not create, incur, assume or suffer to exist, contingently or otherwise, any indebtedness if such indebtedness at the time of incurrence would preclude the timely repayment of this Note or otherwise render the Company unable to pay its debts as they become due. Furthermore, the Company will not, until either a registration statement covering the shares of Common Stock issuable upon conversion of the Notes has been declared effective by the Securities and Exchange Commission or at least two years has elapsed since the issuance date of the Note (whichever is earlier), incur any High Yield Convertible Debt.

         5.   Events of Default

              A. The term "Event of Default" shall mean any of the events set forth in this Section 5A:

                  (i) Non-Payment of Obligations. The Company shall default in the payment of principal on this Note when and as the same shall become due and payable, whether by acceleration or otherwise or, within 10 business days of its becoming due, accrued interest on this Note;

                  (ii) Non-Performance of Affirmative Covenants. The Company shall default in the due observance or performance of any covenant set forth in
Section 4A, which default shall continue uncured for 10 business days after it has been discovered by the Company;

                  (iii) Non-Performance of Negative Covenants. The Company shall default in the due observance or performance of any covenant set forth in
Section 4B;

                  (iv) Non-Performance of Other Obligations. The Company shall default in the due observance or performance of any other material covenant or agreement on the part of the Company to be observed or performed pursuant to the terms hereof, which default shall continue uncured for 10 business days after written notice thereof specifying such default shall have been given to the Company by the holder of this Note (or its agent);

                  (v) Bankruptcy, Insolvency, etc. The Company shall:

                        (a) become insolvent or generally fail or be unable to
                  pay, or admit in writing its inability to pay, its debts as they become due;

                        (b) apply for, consent to, or acquiesce in, the
                  appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors;

                        (c) in the absence of such application, consent or
                  acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 30 days; or

                        (d) permit or suffer to exist the commencement of any
                  bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief or shall remain for 60 days undismissed.

                  (vi) Breach of Warranty. Any material representation or warranty of the Company contained in the Subscription Agreement is or shall be incorrect in any material respect when made.

                  (vii) Cross-Acceleration. Any indebtedness for borrowed money of the Company or any subsidiary in an aggregate principal amount exceeding $1,000,000 (1) shall be duly declared to be or shall become due and payable prior to the stated maturity thereof, or (2) shall not be paid as and when the same becomes due and payable, including any applicable grace period.

                  (viii) Judgments. A judgment which, with other such outstanding judgments against the Company and its subsidiaries (in each case to the extent not covered by insurance), exceeds an aggregate of $250,000, shall be rendered against the Company or any subsidiary and, within 30 days after entry thereof, such judgment shall not have been vacated, discharged or otherwise satisfied or execution thereof stayed pending appeal, or, within 30 days after the expiration of any such stay, such judgment shall not have been discharged or otherwise satisfied.

              B. Action if Bankruptcy. If any Event of Default described in clauses (v)(a) through (d) of Section 5A shall occur, the outstanding Principal Amount of this Note and all other obligations hereunder shall automatically be and become immediately due and payable, without notice or demand.

              C. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (v)(a) through (d) of Section 5A) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Required Holders may, upon five days' notice to the Company, declare all or any portion of the outstanding Principal Amount of this Note, together with interest accrued thereon to be due and payable and any or all other obligations hereunder to be due and payable, whereupon the full unpaid Principal Amount (or any portion thereof so demanded), such accrued interest and any and all other such obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand, or presentment.

              D. Remedies. Subject to the provisions of Section 5C and 7A hereof, in case any Event of Default shall occur and be continuing, the holders of not less than 25% of the outstanding aggregate Principal Amount of the Notes may proceed to protect and enforce its rights by a proceeding seeking the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note or may proceed to enforce the payment of this Note or to enforce any other legal or equitable rights as such holder shall determine.

         6.   Conversion of Note.

              A. Optional Conversion. Subject to Section 6B below, the Payee shall have the right, at its option, at any time up to and including the earlier of the Maturity Date or 10 business days after receipt of the Termination Notice (as defined below), to convert the outstanding Principal Amount of this Note into shares of the Company's Common Stock at a price equal to $9.00 per share, subject to adjustment as provided in 6C below (the "Conversion Price").

              B. Termination of Optional Conversion. In the event (i) the closing bid price of the Company's Common Stock equals or exceeds $13.50 per share for twenty (20) consecutive trading days during any period commencing upon satisfaction of one of the conditions contained in Section 6B(ii) hereof and (ii) either a registration statement covering the shares of Common Stock issuable upon conversion of the Notes has been declared effective by the Securities and Exchange Commission and remains effective or at least two years has elapsed since the issuance date of the Notes and the shares of Common Stock issuable upon conversion of the Notes are saleable, without restriction, under Rule 144(k) promulgated under the Securities Act of 1933, as amended, then the Payee's right to convert the outstanding Principal Amount of this Note shall be terminated by the Company by delivering to the Payee a notice of termination (the "Termination Notice"), in which event (a) the Payee shall have the right at any time during the 10 business days after receipt of the Termination Notice, in its sole discretion, to convert the outstanding Principal Amount of this Note into shares of Common Stock of the Company at the Conversion Price, and (b) thereafter, the Payee's option to convert shall terminate and the Note may be prepaid by the Company, at any time prior to the Maturity Date, in whole or in part for the face amount thereof, together with all accrued and unpaid interest through the date of prepayment.

              C. Optional Conversion. The Payee shall have the right, at its option, at any time up to and including the Maturity Date, to convert the outstanding Principal Amount of this Note into shares of the Company's Common Stock at the Conversion Price.

              D. Adjustment of Conversion Price. The Conversion Price in effect at any time and the number and kind of securities issuable upon conversion of the Notes shall be subject to adjustment from time to time upon the happening of certain events as follows:

              (i) In case the Company shall (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the applicable Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the number of shares determined by multiplying the Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

              (ii)Reorganization of the Company. Subject to the exceptions in Sections 4B(i) and (ii) hereof, in case of any reclassification or capital reorganization, or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification or capital reorganization) or in case of any sale, lease or conveyance to another corporation of the property of the Company as an entirety, the Company shall, as a condition precedent to such transaction, cause effective provisions to be made so that the holder of this Note shall have the right thereafter upon conversion of this Note in accordance with the provisions of this Section 6, to purchase the kind and amount of shares of stock and other securities and property receivable upon such reclassification, capital reorganization, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock which might have been received upon conversion of this Note immediately prior to such reclassification, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Note. The Company shall not effect any such consolidation, merger, sale, transfer or other disposition, unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing or otherwise acquiring such properties shall assume, by written instrument executed and mailed or delivered to the holder of this Note at the last address of such holder appearing on the books of the Company, the obligation to deliver to such holder such shares of stock, securities, cash or properties as, in accordance with the foregoing provisions, such holder may be entitled to acquire. The above provisions of this paragraph shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions. Nothing herein shall be construed as to require the consent of the holder to any such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition.

              E.  Mechanics of Conversion.

              (i) Automatic Conversion. In the event the Company determines to force conversion of the Notes pursuant to the provisions of Sections 6A or 6B hereof, it shall deliver to the Payee at its address appearing on the records of the Company a written notice of the imminent conversion of this Note (the "Conversion Notice"), requesting surrender of this Note for cancellation and written instructions regarding the registration and delivery of certificates for the Conversion Shares. In the event the Payee receives a Conversion Notice, the Payee shall be required to surrender this Note for cancellation as of either the date of the closing of a Qualified Public Offering or, with respect to a conversion pursuant to Section 6B, within five business days of the Conversion Notice (the "Conversion Date"), but the failure of the Payee so to surrender this Note shall not affect the conversion of the outstanding Principal Amount into Conversion Shares, provided that if the Note is not surrendered, an affidavit of lost Note shall be provided to the Company. No holder of this Note shall be entitled upon conversion of this Note to have the Conversion Shares registered in the name of another person or entity without first complying with all applicable restrictions on the transfer of this Note. In the event the Payee does not provide the Company with written instructions regarding the registration and delivery of certificates for the Conversion Shares, the Company shall issue such shares in the name of the Payee and shall forward such certificates to the Payee at its address appearing on the records of the Company. The person entitled to receive the Conversion Shares shall be deemed to have become the holder of record of such shares at the close of business on the Conversion Date and the person entitled to receive share certificates for the Conversion Shares shall be regarded for all corporate purposes after the Conversion Date as the record holder of the number of Conversion Shares to which it is entitled upon the conversion. The Company may rely on record ownership of this Note for all corporate purposes, notwithstanding any contrary notice. After the Conversion Date, this Note shall, until surrendered to the Company, represent the right to receive the Conversion Shares plus accrued and unpaid interest on the Principal Amount of this Note through, but excluding the Conversion Date.

              (ii) Optional Conversion. Before the Payee shall be entitled to convert this Note into Conversion Shares, the Payee shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for the Conversion Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver to the Payee, or to the nominee or nominees of Payee, a certificate or certificates for the number of Conversion Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Note to be converted, and the person or persons entitled to receive the Conversion Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

              F. Cash Payments. No fractional shares (or scrip representing fractional shares) of Common Stock shall be issued upon conversion of this Note. In the event that the conversion of the Principal Amount of this Note would result in the issuance of a fractional share of Common Stock, the Company shall pay a cash adjustment in lieu of such fractional share to the holder of this Note based upon the Conversion Price. Upon the surrender of this Note, accrued and unpaid interest on the Principal Amount of this Note converted pursuant to
Section 6A, 6B or 6C shall be paid by the Company to the holder of this Note through but excluding the Conversion Date.

              G. Stamp Taxes, etc. The Company shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of this Note; provided, however, that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of this Note, and the Company shall not be required to issue or deliver any such certificate unless and until the person requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the Company's satisfaction that such tax has been paid.

              H. Validity of Stock. All shares of Common Stock which may be issued upon conversion of this Note will, upon issuance by the Company in accordance with the terms of this Note, be validly issued, free from all taxes and liens with respect to the issuance thereof (other than those created by the holders), free from all pre-emptive or similar rights and fully paid and non-assessable.

              I. Reservation of Shares. The Company covenants and agrees that it will at all times have authorized and reserved, solely for the purpose of such possible conversion, out of its authorized but unissued shares, a sufficient number of shares of its Common Stock to provide for the exercise in full of the conversion rights contained in this Note.

              J.  Notice of Certain Transactions.  In case at any time:

              (i) The Company shall declare any dividend upon, or other distribution in respect of, its Common Stock; or

              (ii) The Company shall offer for subscription to the holders of its Common Stock any additional shares of stock of any class or any other securities convertible into shares of stock or any rights to subscribe thereto; or

              (iii) There shall be any capital reorganization or reclassification of the capital stock of the Company, or a sale of all or substantially all of the assets of the Company, or a consolidation or merger of the Company with another corporation (other than a merger with a subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification); or

              (iv) There shall be a voluntary or involuntary dissolution; liquidation or winding-up of the Company;

              then, in any one or more of said cases, the Company shall cause to be mailed to the registered holder of this Note at the earliest practicable time (and, in any event not less than 20 days before any record date or other date set for definitive action), written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or such reorganization, reclassification, sale, consolidation, merger or dissolution, liquidation or winding-up shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the kind and amount of the shares of stock and other securities and property deliverable upon the conversion of this Note. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, sale, consolidation, merger or dissolution, liquidation or winding-up, as the case may be.

Nothing herein shall be construed as the consent of the holder of this Note to any action otherwise prohibited by the terms of this Note or as a waiver of any such prohibition.

         7.   Amendments and Waivers.

         A. Waivers, Amendments, etc. (a) The provisions of this Note may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Company and the holders of not less than 50% in principal amount of the Notes then outstanding (the "Required Holders"); provided, however, that no such amendment, modification or waiver:

                  (i) which would modify this Section 7A, change the definition of "Required Holders", extend the Maturity Date for more than 90 days, or subject the Payee under each Note to any additional obligations shall be made without the consent of the Payee of each Note, or

                  (iii) which would reduce the amount of any payment of principal of or interest on any Principal Amount payable hereunder (or reduce the Principal Amount of or rate of interest payable hereunder) shall be made without the consent of the holder of each Note so affected.

         (b) No failure or delay on the part of the Payee in exercising any power or right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Company in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Payee shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

         (c) To the extent that the Company makes a payment or payments to the Payee, and such payment or payments or any part thereof are subsequently for any reason invalidated, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

         (d) After any waiver, amendment or supplement under this section becomes effective, the Company shall mail to the holders of the Notes a copy thereof.

         8.   Miscellaneous

              A. Registered Holder. The Company may consider and treat the person in whose name this Note shall be registered as the absolute owner thereof for all purposes whatsoever (whether or not this Note shall be overdue) and the Company shall not be affected by any notice to the contrary. In case of transfer of this Note by operation of law, the transferee agrees to notify the Company of such transfer and of its address, and to submit appropriate evidence regarding such transfer so that this Note may be registered in the name of the transferee. This Note is transferable only on the books of the Company by the holder hereof, in person or by attorney, on the surrender hereof, duly endorsed. Communications sent to any registered owner shall be effective as against all holders or transferees of the Note not registered at the time of sending the communication.

              B. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York. Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to this Note and the Company hereby waives any right to stay or dismiss on the basis of forum non conveniens any action or proceeding brought before the courts of the State of New York sitting in New York County or of United States of America for the Southern District of New York and hereby submits to the jurisdiction of such courts.

              C. Notices. Unless otherwise provided, all notices required or permitted under this Note shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) upon confirmed delivery by Federal Express or other nationally recognized courier service providing next-business-day delivery, or (iii) three business days after deposit with the United States Postal Service, by registered or certified mail, postage prepaid and addressed to the party to be notified, in each case at the address set forth below, or at such other address as such party may designate by written notice to the other party (provided that notice of change of address shall be effective upon receipt by the party to whom such notice is addressed).

              If sent to Payee, notices shall be sent to the following address:

                  [Payee]

                  -------------------------
                  -------------------------
                  -------------------------
                  Attention:

              If sent to the Company, notices shall be sent to the following address:

                  Preferred Employers Holdings, Inc.
                  10800 Biscayne Blvd.

                  Miami, Florida  33161
                  Attention:  Chief Executive Officer

              D. Waiver of Jury Trial. THE PAYEE AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE PAYEE OR THE COMPANY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PAYEE'S PURCHASING THIS NOTE.

              IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its duly authorized officer.

                        PREFERRED EMPLOYERS HOLDINGS, INC.

                        By____________________________________________
                           Name:  William R. Dresback
                           Title: Senior Vice President,
                                  Chief Financial Officer and Secretary